EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement, dated September 21, 2009 (“Agreement”), by and between Castle Brands Inc., a Delaware corporation (“Buyer”) and Betts & Scholl, LLC, a Florida limited liability company (“Seller”). Dennis Scholl and Richard Betts, individuals and the sole members of Seller (collectively, “Members”), are parties to this Agreement for purposes of Articles IV, VI, VII and VIII only. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in Article I hereof.

RECITALS

A. Seller is engaged in the production, marketing and sale of premium wines (the “Business”);

B. Seller desires to sell, transfer and assign to Buyer’s subsidiary, Castle Brands (USA) Corp. (“Castle USA”), and Castle USA desires to purchase and assume from Seller, certain assets and liabilities related to the Business, all as more specifically provided herein; and

C. Members constitute the sole members of Seller, and, accordingly, the transaction contemplated hereby will inure to their direct benefit.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Action or Proceeding” means any action, suit, proceeding or arbitration by any Person, or any investigation, inquiry (whether formal or informal), administrative proceeding, suit, claim, whether civil or criminal, charge or Audit by or before any Governmental Authority or arbitrator.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, “control” means, with respect to a Person, the ownership by another Person of 50% or greater of the income or voting interests of such Person or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

“Ancillary Agreements” means each of the agreements to be delivered pursuant to Section 3.2 and any other documents executed by any party to this Agreement and delivered at the Closing.

“Assets” has the meaning set forth in Section 2.1 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3 of this Agreement.

“Audit” means any audit, inquiry, investigation, assessment of Taxes, other examination by any Tax Authority, and any other proceeding or appeal of such proceeding relating to Taxes

“Business” has the meaning set forth in Recital “A” of this Agreement.

“Business Day” means any day on which commercial banks are not authorized or required by law to close in New York, New York, USA.

“Business Employee” means any employee of Seller employed in the Business.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to a particular Code section shall be interpreted to include any revision of or successor to that section.

“Contracts and Other Agreements” means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or commitments which are legally binding.

“Environment” means the indoor and outdoor environment including the air, surface water, underground water, any land, wetland, sediment, soil or subsurface strata, and natural resources and the environment as defined in any Environmental Laws.

“Environmental Laws” means any all applicable federal, state, local or foreign laws, rules and regulations in effect at the date of this Agreement relating to pollution, the protection of the environment or to the use, transport, treatment, storage, disposal, or Release of a Hazardous Substance, including but not limited to, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; and the Emergency Planning, Community Right To Know Act, 42 U.S.C. §§ 11001 et seq.  Without limiting the foregoing, the term “Environmental Laws” also includes all permits, licenses, registrations, consent orders, consent agreements, administrative settlements, cease and desist orders and all other orders or directives issued by a Governmental Entity under an applicable Environmental Law.

“Environmental Permit” means any consent, license, permit, permission, grant, waiver, order, registration, authorization, concession, approval, exemption or similar right or privilege issued by any Governmental Authority relating to any Environmental Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, municipal, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision or any self-regulatory organization, chamber or association and any official, political or other subdivision, department or branch of any of the foregoing.

“Intellectual Property” means the intellectual property rights related to the Business including: patents, trademarks (including the Trademarks), service marks, brand names, certification marks, copyrights and copyrightable works (and any registrations, applications or renewals relating thereto), license rights, software rights, trade dress, trade secrets, technology, know-how, ways of doing business and confidential information and proprietary information, processes, drawings, plans and files used in the production of any bottles and packaging, all bottle or package designs and molds, labels (including all rights to use the artwork contained on such labels in the production of such labels on a royalty-free basis), all design rights and registered and unregistered designs, formulae, customer lists and data, process technology, recipes, methodologies, and all other similar or allied proprietary or industrial property rights in any of the foregoing, whether such rights are now known or hereafter discovered, whether patentable or unpatentable, registrable or unregistrable, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and industrial designs (including any applications therefor, continuations, divisionals, continuations-in-part, re-examinations, provisionals and reissues), discoveries and ideas, whether patentable or not in any jurisdiction; domain name registrations; all other intellectual property rights which are used or useful, or which have been used in connection with the Business; and any claims, causes of action or rights to past, present and future damages arising out of or related to any infringement or misappropriation of any of the foregoing.

“Inventory” means all blended and unblended bulk wine and finished goods (in each case, whether in process, in barrels or in bottles); unlabeled case goods, raw materials (whether expensed or not), including work in process; wine library; packaging supplies, labels, corks and capsules; and merchandise, packaging materials and other supplies related thereto.

“Law” or “Laws” means any constitution, law, statute, treaty, rule, standard, regulation, ordinance or other pronouncement having the effect of law in the United States of America, any foreign country or any domestic or foreign state, municipal, county, city or other political subdivision or of any Governmental Authority.

“Leased Property” means all real property that is subject to a Real Property Lease.

“Lien” means any lien, mortgage, pledge, security interest, lease, restriction, conditional sale or other title retention agreement, charge or encumbrance of any kind, whether voluntary or involuntary.

“Material Adverse Effect” means any circumstance, change in or effect on the Business or the Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Business or the Seller: (a) is or is reasonably likely to be materially adverse to the business, operations, Assets or Assumed Liabilities, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (b) is reasonably likely to materially adversely effect the ability of the Buyer to operate or conduct the Business in substantially the same manner in which it is operated or conducted by the Seller         .prior to the Closing Date

“Order” means any writ, judgment, decree, injunction, or similar order or requirement of any Governmental Authority or arbitral tribunal, in each case whether preliminary or final with respect to the operation of the Business.

“Permits” means any notification, license, concession, permit (including without limitation any Environmental Permit, any import, export, construction and operation permit), authorization, approval, franchise, certificate, exemption, classification, registration, qualification or similar document or authority that has been issued or granted by any Governmental Authority, and applications therefor.

“Permitted Lien” means (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to an obligation or liability that is not yet due and (iii) any minor imperfection of title or similar Lien or encumbrance which individually or in the aggregate with other such imperfections of title, Liens or encumbrances on such property would not reasonably be expected to materially affect the value or use of such property.

“Permitted Transfer” shall mean, with respect to any Person, any Transfer by such Person to: (a) any Affiliate of such Person; and (b) if such Person is a natural person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such Person, (ii) any spouse or former spouse of any of such Person or any such descendant, ancestor or sibling of such Person, (iii) any legal representative or estate of such Person or any such descendant, ancestor or sibling of such Person, (iv) any trust maintained for the benefit of such Person or any such descendant, ancestor or sibling of such Person and (v) any corporation, private charitable foundation or other organization controlled by such Person or any such descendant, ancestor or sibling of such Person.

“Person” means any individual, sole proprietorship, entity, limited liability company, corporation, partnership, firm, joint venture, association, unincorporated syndicate, joint-stock company, trust, unincorporated organization, Governmental Authority, body corporate or other entity (in each case whether or not having separate legal personality).

“Plan” means all material compensation or benefit plans, programs, policies, or practices, contracts or arrangements which are sponsored, administered, maintained or contributed to by Seller or any Affiliate for the benefit of Business Employees (or former employees of the Business) or under which Seller has any liability or obligation of any kind relating to employee benefits of any kind in respect of the Business Employees, including any retirement, retirement savings or pensions, bonus, incentive or deferred compensation, post-retirement medical or life insurance, profit sharing, stock option, severance or termination pay, health, medical, dental, life, disability or other insurance and supplemental employment or unemployment benefits, whether written or unwritten, tax-qualified or non-qualified, funded or unfunded.

“Real Property Leases” means any leases, subleases of real property as to which Seller is the lessor, sublessor, landowner, lessee, sublessee, or assignee/successor in interest thereof, together with any options to purchase the underlying property, its profits or products and leasehold improvements thereon.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller’s knowledge” means the actual knowledge of either Richard Betts or Dennis Scholl.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are directly or indirectly held by the Owner and/or one or more of its Subsidiaries or any corporation or other Person in which the Owner and/or one or more of its Subsidiaries directly or indirectly has the right (whether by contract, organizational agreement or otherwise) to elect a majority of that corporation’s or other Person’s board of directors or similar governing body or to direct the business and policies of that corporation or other Person.

“Tangible Property” means all tangible personal property including personal property, plant and equipment, furniture, fixtures, equipment (including motor vehicles), machinery and spare parts.

“Tax” and “Taxes” means (a) any income, gross receipts, gains (including capital gains), license, occupancy, payroll, employment, excise, financial institutions, severance, stamp, occupation, fringe benefits, group, goods and services, alcoholic beverage, franking deficits, debits, premium, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, unincorporated business, profits, withholding, information, social security (or similar), unemployment, disability, workers’ compensation, land, real property, personal property, unclaimed property or escheat, ad valorem, production, sales, use, license, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, or other tax, report or assessment of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, assessment, or addition thereto, whether disputed or not; and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

“Tax Authority” means the Internal Revenue Service and any governmental, federal, state, local or foreign authority, agency or commission which is competent to assess, impose, enforce, levy and/or collect a Tax.

“Tax Claim” means any claim by a Tax Authority which, if successful, might result in additional tax liability.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means the trademarks, service marks, trade names and other indications of origin of the Business (including “Betts & Scholl”), and all other registered and unregistered trademarks, service marks, trade names, brand names, fictitious or assumed names, corporate names, domain names, URLs (including www.bettsandscholl.com), logos, designs, slogans, labels, and trade dress, authorizations to use denominations or indicia of origin and other source indicators, all registrations, applications, pending applications, and renewals relating thereto together with the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and any claims, causes of action or rights to past, present and future damages arising out of or related to any infringement or misappropriation of any of the foregoing.

“Transfer” shall mean any sale, assignment, pledge, hypothecation or other disposition or encumbrance, either voluntarily or involuntarily and with or without consideration.

ARTICLE II

PURCHASE AND CONSIDERATION

Section 2.1 Purchase of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Castle USA, all of Seller’s right, title and interest in and to all of the assets, properties and rights owned or used by Seller in the conduct of the Business or useful in the conduct of the Business and to the extent existing at the Closing other than the Excluded Assets (such assets, properties and rights and the Trademarks are collectively referred to as “Assets”), in each case, free and clear of all Liens other than Permitted Liens and Castle USA hereby purchases and acquires the Assets from Seller.

(b) Without limitation of the foregoing, but except as provided in Section 2.2, the Assets include the following as and to the extent existing at the Closing:

(i) Inventory. All Inventory which is owned by Seller with respect to the conduct of the Business;

(ii) Tangible Personal Property. All Tangible Property owned or used by Seller with respect to the conduct of the Business, including the Tangible Property set forth on Schedule 4.4(A);

(iii) Contracts. All contracts and other agreements to which Seller is a party or by which its assets, rights or properties are bound and which relate to the conduct of the Business (“Contracts”), including those set forth on Schedule 4.4(D);

(iv) Prepaid Expenses. All prepaid expenses, credits and advance payments relating to the conduct of the Business;

(v) Intellectual Property. All Intellectual Property owned or used by Seller with respect to, or useful in, the conduct of the Business, including the Intellectual Property described on Schedule 4.4(B), in each case whether or not used or registered before a Governmental Authority;

(vi) Permits. To the extent assignable or permitted by Law, all Permits relating to the conduct of the Business;

(vii) Books and Records. All general, financial and personnel records, correspondence and other files and records, including customer lists and sales records, of Seller pertaining to the conduct of the Business, the Assets or to the Assumed Liabilities;

(viii) Goodwill. To the extent assignable or permitted by Law, all of Seller’s goodwill associated with the Business and the Assets;

(ix) Claims. All right to pursue claims, causes of action, rights of recovery and rights of set-off other than against the Members arising out of the conduct of the Business;

(x) Cash and Bank Accounts. All cash, marketable securities, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents; and all rights with respect to bank accounts of Seller; and

(xi) Other Assets. Any other assets of Seller pertaining to the conduct of the Business or the Assumed Liabilities (including all assets reflected on the Statement of Assets, Liabilities and Members’ Equity as of June 30, 2009 (other than assets sold since such date in the ordinary course of business consistent with past practice)).

Section 2.2 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, neither Buyer nor Castle USA will acquire and there will be excluded from the Assets the following (the “Excluded Assets”): (i) minute books, stock records and corporate seals of Seller; (ii) all accounts receivable owned by Seller as of the Closing Date and arising out of the conduct of the Business and (iii) personal property of Seller not used in the conduct of the Business.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Castle USA will assume and thereafter pay, perform and discharge when due all obligations and liabilities relating to the Assets or the Business arising out of any circumstance, condition, occurrence or event occurring after the Closing (collectively, “Assumed Liabilities”).

Section 2.4 Excluded Liabilities. Other than the Assumed Liabilities, neither Buyer nor Castle USA will assume by virtue of this Agreement or the transactions contemplated hereby or otherwise, and will have no liability for, any obligations and liabilities of (x) the Business or the Assets or of Seller, any Member or any of their respective Affiliates, of any kind, character or description whatsoever, including any liabilities and obligations (including accounts payable) that relate to or arise out of any occurrence, condition, circumstance or event occurring on or prior to the Closing and the note payable to Morada Ventures or (y) the Excluded Assets (collectively, “Excluded Liabilities”).

Section 2.5 Consideration. The aggregate purchase price (“Purchase Price”) for the Assets will be (i) 7,142,858 shares of Buyer common stock (“Stock Consideration”), of which 3,571,429 shares shall be issued to each of the Members; (ii) a promissory note in the aggregate principal amount equal to the Estimated Inventory Balance (as defined below) in the form of Exhibit A hereto (“Note”); and (iii) the assumption by Buyer of the Assumed Liabilities. The Purchase Price will be allocated among the Assets in the manner set forth on Schedule 2.5. Each of the parties hereto will not, and will not permit any of its Affiliates to, take a position (except as required pursuant to any final, non-appealable Order) on any Tax Return, before any Governmental Authority or in any judicial proceeding, that is in any way inconsistent with the Purchase Price allocation set forth on Schedule 2.5. Following Buyer’s post-closing review of the actual Inventory amounts, the parties will amend the Note, as needed, to reflect the revised, mutually-agreed aggregate principal amount.

Section 2.6 Inventory Balance. Schedule 2.6 sets forth Seller’s calculation and description (including the location of such Inventory) of the amount of Inventory, at cost, as of the Closing (“Estimated Inventory Balance”), certified by Seller and prepared on the accounting basis used by Seller for income tax purposes, which is a comprehensive basis of accounting other than GAAP.

Section 2.7 Lock-Up. Each Member agrees for a period of six (6) months following the Closing Date that, except for a Permitted Transfer, such Member shall not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Stock Consideration, and/or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Stock Consideration. The Stock Consideration shall bear an appropriate legend reflecting the foregoing restrictions.

ARTICLE III

CLOSING

Section 3.1 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place by wire transfer, telecopy, email delivery and/or overnight delivery on the date hereof (the “Closing Date”).

Section 3.2 Procedure at Closing. All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete. At the Closing:

(a) Seller shall execute and deliver to Buyer the following documents, in all cases in form reasonably satisfactory to Buyer and Buyer’s counsel:

(i) a Bill of Sale and Assignment Agreement with respect to the Assets and such other assignments, bills of sale, endorsements, and other instruments of sale, conveyance, transfer and assignment, and other customary instruments and documents and certificates sufficient to vest in Castle USA good, valid and marketable title to the Assets;

(ii) a certified copy of the resolutions of the Members authorizing the transaction contemplated hereby;

(iii) a good standing certificate of Seller dated not more than fifteen (15) days prior to the Closing Date;

(iv) a Security Agreement; and

(v) written evidence of the termination of all employment agreements between Seller and any Business Employee with no liability for such termination accruing toward or being assumed by the Buyer.

(b) Buyer or Castle USA, as applicable, shall execute and deliver to Seller the following documents, in all cases in form reasonably satisfactory to Seller and Seller’s counsel:

(i) an Assumption Agreement providing for the assumption by Castle USA of the Assumed Liabilities;

(ii) a certified copy of the resolutions of the Buyer’s Board of Directors authorizing the transactions contemplated hereby;

(iii) a good standing certificate of Buyer dated not more than fifteen (15) days prior to the Closing Date; and

(iv) the Note and Security Agreement.

(c) Buyer shall deliver to Seller a copy of an instruction letter to Continental Stock Transfer & Trust Company (“Continental”), the transfer agent for Buyer’s common stock (the “Buyer Common Stock”), duly executed by an officer of Buyer directing Continental to promptly issue certificates representing the Stock Consideration (bearing a legend that such securities have not been registered under the Securities Act or any state securities laws) and shall deliver such letter to Continental;

(d) Each of Buyer and Seller shall execute and deliver documents acknowledging receipt from the other, respectively, of the Assets and the Purchase Price;

(e) Each of Buyer and Richard Betts shall execute and deliver an employment agreement in substantially the form of Exhibit B hereto;

(f) Each of Buyer, Castle USA and Seller will execute any required Governmental Agency notifications and filings (including filings with any federal, state, local, municipal, provincial, foreign and other Governmental Authority regulating the alcoholic beverage business); and

(g) Buyer will appoint Dennis Scholl as a member of the Board of Directors of Buyer until the earlier to occur of his resignation or until his successor shall have been elected and/or appointed, and Dennis Scholl will accept such appointment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

Seller and each of the Members, jointly and severally, represent and warrant to Buyer as follows:

Section 4.1 Organization, Power, Standing and Qualification. Seller is a limited liability company duly incorporated and validly existing under the laws of Florida, and has all requisite corporate power and authority to own, lease, use and operate the portion of the Assets owned by it and to carry on the Business as currently conducted by it. With respect to the Business, Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership of the portion of the Assets owned by it and the conduct of the Business by it makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Seller has all requisite corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party. Each Member has legal capacity to execute and deliver this Agreement and the other Ancillary Agreements to which Seller and/or a Member is a party, and to perform his obligations hereunder and thereunder. The Members constitute the sole members of Seller and each owns 50% of the outstanding membership interests of Seller.

Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement and each Ancillary Agreement, and the transactions contemplated hereby and thereby, where applicable, have been duly and validly authorized by all necessary corporate action of Seller and the Members. This Agreement has been duly and validly executed and delivered by Seller and the Members and is a valid and binding obligation of each of Seller and each Member enforceable against each of Seller and the Members in accordance with its terms, and each Ancillary Agreement to which Seller or each Member is a party will, upon the Closing, be duly and validly executed and delivered by Seller or each Member and be a valid and binding obligation of Seller or each Member enforceable against Seller or each Member, as applicable, in accordance with its terms, except, in respect of this Agreement and each such Ancillary Agreement, as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law.

Section 4.3 Compliance with Other Instruments and Laws. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the provisions of the articles of organization or operating agreement of Seller, (ii) result in the imposition of any Lien under, cause the acceleration of any obligation under, result in a material breach of, constitute a default under or otherwise violate or conflict with the terms, conditions or provisions of, any note, indenture, trust, pledge, mortgage, lease, guaranty or other agreement or instrument to which Seller is a party or by which Seller is bound or which is otherwise included in the Assets, (iii) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or Order or (iv) require any consent or approval of, filing with or notice to, any Governmental Authority (including any federal, state, local, municipal, provincial, foreign and other Governmental Authority regulating the alcoholic beverage business).

Section 4.4 Assets.

(a) Tangible Property. Schedule 4.4(A) sets forth a true, correct and complete list, as of the date of this Agreement, of each material item of Tangible Property owned by Seller and used with respect to the conduct of the Business. None of the Tangible Property included in the Assets is subject to any Lien other than a Permitted Lien as set forth on Schedule 4.4(A). Except as set forth on Schedule 4.4(A), no contract or other agreement to which Seller or any Member is a party or by which any of them or their assets, rights or properties is bound exists that would materially impede or prevent Seller from selling, assigning, transferring, conveying and delivering to Buyer all of Seller’s right, title and interest in and to the Tangible Property of the Business.

(b) Intellectual Property.

(i) Schedule 4.4(B)(I) sets forth a true, correct and complete list, as of the date of this Agreement, of all Intellectual Property owned, registered or used by Seller in or with respect to the conduct of the Business (whether or not used or registered before any Governmental Authority). The Intellectual Property included in the Assets is all of the Intellectual Property necessary to conduct the Business in all material respects as currently conducted. Except as set forth on Schedule 4.4(B)(I), Seller possesses or otherwise owns all right, title and interest in and to the Intellectual Property set forth on Schedule 4.4(B)(I) or otherwise included in the Assets, free of all Liens (other than Permitted Liens), and owns such Intellectual Property outright. All material registrations and applications in relation to such Intellectual Property have been registered, filed and/or issued in or by the appropriate registry for the benefit of Seller, are unexpired and subsisting, and have not been abandoned or cancelled. None of the Intellectual Property set forth on Schedule 4.4(B)(I) or otherwise included in the Assets (1) infringes upon, misappropriates or violates (and within the last five years, has not infringed, misappropriated or violated) the rights of any other Person, (2) is infringed upon, misappropriated, misused, or violated (and within the last five years has not been infringed upon, misused or violated) by any other Person, (3) is the subject of a written notice or a pending or, to Seller’s knowledge, threatened claim and there has been no such pending, or to Seller’s knowledge, threatened claim in the last five years either (x) asserting any infringement on or by any other Person or (y) challenging the legality, validity, enforceability, use or ownership of the Intellectual Property or (4) is subject to any outstanding injunction, judgment, order, decree or ruling that would challenge the ownership or use thereof. No claim is pending or, to Seller’s knowledge, threatened to the effect that the present or past operations of Seller or the Business infringe or conflict in any material respect with the rights of others in respect of any Intellectual Property or any intellectual property rights of others. Except as set forth on Schedule 4.4(B)(I), no contract or other agreement to which Seller is a party or by which any of its assets, rights or properties is bound exists which would impede or prevent Seller from selling, assigning, transferring, conveying and delivering to Buyer, the entire right, title and interest in and to any Intellectual Property that, individually or in the aggregate, is material to the Business. Immediately after the Closing, Buyer will own all of the Intellectual Property included in the Assets free and clear of all Liens (other than Permitted Liens and Liens created, or suffered or permitted to exist after the Closing by Buyer), and Buyer will own or have the right to use in the operation of the Business all of the Intellectual Property necessary to run the Business, on terms and conditions substantially the same as those in effect immediately prior to the Closing.

(ii) The Intellectual Property includes complete and accurate written instructions (including those currently in use by Seller or the Business) of all formulae and processes for each of the wines produced or sold by Seller or the Business or in development for production or sale by Seller or the Business (such products, collectively, “Products”), true and complete copies of which instructions have been delivered to the Buyer. Such instructions shall include the lists and specifications of all ingredients, the name and address of each manufacturer and each supplier (if different) of such ingredients, country of origin, grape varietal composition, source origin of grapes and crushed grapes and each vendor from whom Seller purchases (or, during the past five years, has purchased) each ingredient, a description of any special requirements for storage of ingredients, and a description of all processes for the manufacturing of the Products, including fermentation, aging, rectifying, processing, handling, storing and bottling. Such written instructions are sufficient for a competent individual reasonably experienced in winemaking operations, following such instructions, to produce the Products identical to those currently produced by the Business.

(c) Real Property Leases. Schedule 4.4(C) sets forth a true, correct and complete list, as of the date of this Agreement, of all Real Property Leases to which Seller is a party or by which it or any of its assets, rights or properties are bound and which relate to the conduct of the Business. Seller has heretofore delivered to Buyer true, correct and complete copies of all of such Real Property Leases.

(d) Material Contracts. Schedule 4.4(D) sets forth a true, correct and complete list, as of the date of this Agreement, of each of the following agreements to which Seller is a party or by which its assets, rights or properties are bound and which relate to the conduct of the Business (other than contracts and other agreements which (x) are not included in the Assumed Liabilities or (y) are not included in the Assets) (collectively, “Material Contracts”):

(i) all contracts and other agreements relating to the supply of materials, including grapes, bottles, corks and labeling and packaging, related to the Business;

(ii) all contracts and other agreements relating to the distribution of alcoholic beverages by Seller;

(iii) contracts and other agreements relating to joint ventures or partnerships;

(iv) contracts and other agreements that require or would reasonably be expected to require future aggregate payments to or from Seller in any one year of more than $10,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

(v) contracts and other agreements that contain any exclusive dealing arrangements;

(vi) contracts and other agreements containing covenants of Seller or any Member prohibiting or materially limiting its or any of its Affiliates’ right to compete in any line of business, prohibiting or restricting its or any of its Affiliates’ ability to conduct business with any Person or in any geographical area or prohibiting or restricting its or any of its Affiliates’ ability to solicit or hire any Person;

(vii) contracts and other agreements relating to the acquisition by Seller of any operating business, the capital stock of any other Person or, except for Inventory and Tangible Property acquired in the ordinary course of business, any other assets or property (real or personal) for an aggregate purchase price of more than $10,000 (or in the aggregate, in the case of any series of contracts and other agreements);

(viii) contracts and other agreements providing for the indemnification of any Person;

(ix) contracts and other agreements pursuant to which any Person has granted to Seller or has been granted by Seller the right to use or purchase any Tangible Property or Intellectual Property; and

(x) contracts and other agreements entered into outside the ordinary course of business or that are otherwise material to the Business.

True, correct and complete copies of all of the Material Contracts have been delivered or made available by Seller to Buyer.

(e) Validity of Real Property Leases and Contracts. Except as disclosed on Schedule 4.4(E), each of the Real Property Leases and Contracts is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and, to Seller’s knowledge, of each other party thereto, except as such enforcement may be limited by: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and Seller is not in default in any material respect under any Real Property Leases or Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To Seller’s knowledge, no other party to any such Real Property Lease or Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.

(f) Permits. Schedule 4.4(F) contains a complete list, as of the date of this Agreement, of all Permits issued to Seller that are currently used or otherwise required by Seller in connection with the Business or the Assets. All such Permits are valid, binding and in full force and effect in all material respects; and to Seller’s knowledge, no suspension or cancellation of such Permits has been threatened and Seller is in material compliance with all such Permits. The Permits set forth on Schedule 4.4(F) are all Permits necessary for Seller to operate the Business and the Assets as presently operated.

Section 4.5 Financial Information. Schedule 4.5 sets forth the unaudited financial statements of Seller for its fiscal year ended December 31, 2008 (“Annual Financial Statements”) and the most recent unaudited monthly and year to date financial statements of Seller for the period ending June 30, 2009, which have been compiled by Seller’s accountant, Fuller, Witcher & Company, P.A., certified public accountants, (“Interim Financial Statements” and collectively with the Annual Financial Statements, “Financial Statements”). The Financial Statements are true, correct and complete, are in accordance with the books and records of Seller, were prepared on the accounting basis used by Seller for income tax purposes, which is a comprehensive basis of accounting other than GAAP, applied on a consistent basis and present fairly the financial position and results of operations as of the respective dates thereof and for the respective periods covered thereby. Except as provided in the Financial Statements, Seller has no material liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) that might be or become a charge against the Assets, including any “loss contingencies” considered probable or reasonably probable within the meaning of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 5, except trade payables and similar liabilities and obligations incurred in the ordinary course of business since the date of the Financial Statements.

Section 4.6 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place hereto and except as set forth on Schedule 4.6, since December 31, 2008, there has not been any change, or any event or development (including any damage, destruction or loss, whether or not covered by insurance) which, individually or together with other such events, would reasonably be expected to result in a Material Adverse Effect. Seller had no liabilities as of June 30, 2009, and has not incurred any liabilities since June 30, 2009, other than (i) liabilities incurred in the ordinary course of business of the Business consistent with past practice, (ii) liabilities which individually or in the aggregate are not material to the Business and (iii) liabilities which are not Assumed Liabilities. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since June 30, 2009, Seller has not:

(i) permitted the subjection of or subjected any of the Assets to any Liens, except Permitted Liens;

(ii) declared, set aside or paid dividends or distributions on, or made any other distributions in respect of, the membership interests;

(iii) amended, modified, entered into, renewed, failed to renew or terminated any material contract or other Material Contract or entered into any contract or other agreement that would, if entered into on the date hereof, have been a Material Contract;

(iv) sold, transferred or conveyed any material property;

(v) released, compromised or waived any material rights of value or suffered any material loss;

(vi) granted any license or sublicense, or disposed of, sold, encumbered or otherwise transferred any rights under or with respect to the Intellectual Property;

(vii) made any material change in accounting principles, practices or policies from those utilized in the preparation of the Financial Statements;

(viii) failed to comply in all material respects with all applicable Laws and Orders relating to the Business, or cancelled, amended, assigned or otherwise transferred any or all the Permits relating to the Business;

(ix) entered into or accepted any material purchase orders or otherwise shipped or sold or committed to ship or sell any Products other than in the ordinary course of business consistent with past practice;

(x) sold finished Products to wholesalers or distributors in quantities that are not consistent with past practice;

(xi) received written notice from any supplier that such supplier has ceased or will cease to do business with Seller;

(xii) paid or declared any dividends; or

(xiii) committed or agreed to, or authorized, any of the foregoing actions.

Section 4.7 Title to Property. Seller has, and at the Closing will convey to Buyer, good and valid title to all the Assets free and clear of any Liens, except for (i) assets and properties disposed of in the ordinary course of business and (ii) Permitted Liens. There are no outstanding agreements, options, rights of first refusal or commitments of any nature obligating Seller or any Member to transfer any of the Assets or rights or interests therein to any other person or entity.

Section 4.8 Sufficiency of Assets; Condition of Property. Except for the Excluded Assets, the Assets are the only assets, properties, rights and interests used by Seller in connection with the Business. The Assets constitute all the assets necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the date of this Agreement. All material items of Tangible Property owned or used by Seller in the conduct of the Business and included in the Assets are in good operating condition, normal wear and tear excepted.

Section 4.9 Affiliate Transactions; Entire Business. Except as set forth on Schedule 4.9, (i) none of Seller, the Members or their respective Affiliates (x) provides or causes to be provided any assets, services or facilities to the Business (other than, in the case of the Members, such Persons’ services to the Business in their capacity as such) or (y) is a party to any contract with or binding upon Seller, or binding upon the Business or any of its assets or otherwise included in the Assumed Liabilities, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to Seller, any Member or any of the foregoing Persons’ Affiliates. The conveyance of the Assets will convey to Buyer the entire Business, except for the Excluded Assets and the Excluded Liabilities.

Section 4.10 Inventory. The Inventory relating to the Business is of a quality and quantity useable and saleable in the normal and ordinary course of the Business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. To Seller’s knowledge, (i) all of the Inventory has been produced, packaged and, where required, labeled in all material respects in accordance with applicable laws, regulations and orders, and (ii) Seller is not under any obligation or liability to accept any returns of items of Inventory in the possession of its customers other than in the ordinary course of business.

Section 4.11 Litigation. There is no Action or Proceeding pending or, to Seller’s knowledge, threatened against Seller or any Member or any of their respective Affiliates which relates to the Business, the Assets or the Assumed Liabilities; and there is no Order to which Seller, any Member or any of their respective Affiliates is subject which relates to the Business, the Assets or the Assumed Liabilities.

Section 4.12 Compliance with Law. Except as set forth on Schedule 4.12, (i) Seller is not in material violation of any Law or Order to which the Business, the Assets, the Assumed Liabilities or the Members are subject or otherwise bound; and (ii) Seller has all material Permits necessary for the conduct of the Business or the ownership or use of the Assets.

Section 4.13 Employees. The Members are, and have been, the only Business Employees. Seller is in compliance with all applicable Laws relating to the Business Employees, including all payment obligations and payment of applicable withholding and other Taxes related to employment and all Laws respecting employment and employment practices. Seller is not party to any employment agreements.

Section 4.14 Employee Benefit Plans. Seller has no, and has not had any, Plans.

Section 4.15 Taxes. Seller has filed all Tax Returns required by applicable Law to be filed by it. As of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of Seller, and any other information required to be shown thereon. Seller has not requested any extension of time within which to file a Tax Return that has not already been filed. Seller has paid all Taxes due with respect to any such Tax Return except for (i) Taxes not yet due and payable and (ii) Taxes otherwise being contested in good faith. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person. There are no Liens with respect to any Taxes upon any of the Assets. No Audit by a Tax Authority is pending or to Seller’s knowledge, threatened, with respect to any Tax Return filed by, or Taxes due from, Seller. No issue has been raised by any Tax Authority in any Audit of Seller that could reasonably be expected to result in a material proposed deficiency. No deficiency or adjustment for any Taxes has been proposed, asserted, assessed or to Seller’s knowledge, threatened, against Seller, except for deficiencies or adjustments that have been paid or otherwise settled. Seller has no liability for Taxes of any Person as a transferee or successor by contract, as member of an affiliated group or otherwise. Seller has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes nor has executed powers of attorney with respect to Tax matters, which in each case will be outstanding as of the Closing Date. There are no Tax sharing, Tax indemnity or similar agreements to which Seller is a party, by which it is bound, or under which it has any obligation or liability for Taxes. No claim that is still outstanding has been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be required to file Tax Returns and/or be subject to taxation by that jurisdiction. Seller has not received any letter ruling, determination letter or similar document issued by any Tax Authority, or entered into any closing agreement with any Tax Authority, which, in either case, would materially adversely affect Seller. Seller has not applied any tax subsidy or other tax benefit with respect to the production of any alcoholic beverages produced or distributed by Seller. All individuals that Seller hired for periods on or prior to the Closing Date as independent contractors are not “employees” (within the meaning of Section 3121(d)(2)(1) of the Code or Section 3(6) of ERISA) for purposes of any federal, state, local or foreign tax.

Section 4.16 Environmental Matters. The operation of the Business is, and has been, at all times in compliance with all Environmental Laws, and the use, maintenance, or operation of the Assets is, and has been, in compliance with all applicable Environmental Laws.

Section 4.17 Customers and Suppliers. Seller is not involved in any material controversy with any of the customers or suppliers to the Business. Schedule 4.17 sets forth a true, correct and complete list of (i) the 10 largest customers of the Business in terms of sales during the 36-month period ended December 31, 2008 and (ii) the suppliers to the Business during the 12 months ended December 31, 2008. None of Seller or any Member has been advised by any customer or supplier listed on Schedule 4.17 that such customer or supplier was or is intending to terminate its relationship with Seller or would not continue to purchase supplies or services relating to the Business for future periods on account of any dissatisfaction with Seller’s performance.

Section 4.18 Accounts Receivable. All accounts and notes receivable of Seller (“AR”) represent sales actually made in the ordinary course of business or valid claims as to which full performance by Seller has been rendered. All of Seller’s AR are for sales of goods or services to customers of the Business, none of whom are Affiliates, members or officers of Seller.

Section 4.19 Investment Intent. Members are acquiring the Stock Consideration for their own accounts, for the purpose of investment only, within the meaning of Rule 501 of Regulation D under the Securities Act. Each of the Members is an “accredited investor.” Members are acquiring the Stock Consideration not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Neither Seller nor the Members have, directly or indirectly, offered the Stock Consideration to anyone or solicited any offer to buy the Stock Consideration from anyone, so as to bring such offer and sale of the Stock Consideration by the Seller or the Members within the registration requirements of the Securities Act. Neither Seller nor the Members will sell, convey, transfer or offer for sale any of the Stock Consideration except in compliance with the Securities Act, any applicable state securities Laws or pursuant to any exemption therefrom. Seller and the Members have been furnished with, or have been provided access to, all reports that Buyer has filed with the SEC, and anything else which Seller or the Members have requested relating to the foregoing and have been afforded the opportunity to obtain any additional information deemed necessary or advisable by Seller and/or its representatives to evaluate Seller’s acquisition of the Stock Consideration set forth herein.

Section 4.20 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller or any Member in such manner as to give rise to any valid claim by any Person against Buyer or any other person for a finder’s fee, brokerage commission or similar payment.

Section 4.21 Trade Accounts Payable. The trade accounts payable of Seller were incurred in the ordinary course of business consistent with past practice. All of Seller’s accounts and notes payable are for purchases of goods or services from suppliers of the Business, none of whom are Affiliates, members or officers of Seller.

ARTICLE V

REPRESENTATION AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Members that:

Section 5.1 Organization, Power and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all the corporate power, authority and Permits necessary to carry on its business as it has been and is currently being conducted, and to own, lease and operate the properties and assets used in connection therewith. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party.

Section 5.2 Authorization. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Buyer and the performance by it of its obligations hereunder and thereunder and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, and each Ancillary Agreement to which Buyer is a party will, prior to Closing, be duly and validly executed and delivered by Buyer and be a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except, in respect of this Agreement and each such Ancillary Agreement, as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 5.3 Freedom to Contract. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the provisions of the certificate of incorporation or by-laws (or their equivalent organizational documents) of Buyer, (ii) result in the imposition of any Lien under, cause the acceleration of any obligation under, result in a breach of, constitute a default under or otherwise violate or conflict with the terms, conditions or provisions of, any note, indenture, mortgage, lease, guaranty or other agreement or instrument to which Buyer is a party or by which it is bound, (iii) result in a breach or violation by Buyer of any of the terms, conditions or provisions of any Law or Order or (iv) (A) except for filings with the NYSE Amex (for which approval has been obtained prior to the date hereof) and the SEC, require any consent or approval of, filing with or notice to any Governmental Authority (other than filings with any federal, state, local, municipal, provincial, foreign and other Governmental Authority regulating the alcoholic beverage business).

Section 5.4 Litigation. Buyer is not a party to any Action or Proceeding pending or, to the knowledge of Buyer, threatened, which, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no Order to which Buyer is subject which would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.5 Absence of Changes(i) . Except as set forth in the SEC Documents, since June 30, 2009, there has not been any change, or any event or development (including any damage, destruction or loss, whether or not covered by insurance) which, individually or together with other such events, would reasonably be expected to result in a Material Adverse Effect. Buyer had no liabilities as of June 30, 2009, and has not incurred any liabilities since June 30, 2009, other than (i) liabilities incurred in the ordinary course of business of its business consistent with past practice, and (ii) liabilities which individually or in the aggregate are not material to its business.

Section 5.6 SEC Documents, Financial Statements.

(a) Copies of all reports, registration statements, proxy statements and other documents filed by Buyer with the SEC since April 1, 2008 (the “SEC Documents”) are available on EDGAR for the review of Seller and the Members. All SEC Documents required to have been filed by Buyer with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements contained in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Buyer as of the respective dates thereof and the consolidated results of operations and cash flows of the Buyer for the periods covered thereby.

Section 5.7 Stock Consideration. The shares of common stock that comprise the Stock Consideration (i) have been duly and validly authorized and, when issued, will be duly and validly issued, fully paid and non-assessable and (ii) will not have been issued in violation of or subject to any preemptive right or other similar right of stockholders arising by operation of law, under the articles of incorporation or bylaws, each as amended, or other organizational documents of Buyer, under any agreement to which Buyer is a party or otherwise.

Section 5.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by such Person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE VI

POST-CLOSING AGREEMENTS

Section 6.1 Further Information; Further Transfers. (a) Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any reasonable business purpose. Seller and its agents will keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 6.1 to any other Person without the prior written consent of Buyer unless (i) the disclosure is in response to legal order or subpoena; or (ii) the terms are readily ascertainable from public or published information or trade sources (without violation of the foregoing provisions of this sentence).

(b) Each party hereto will execute and deliver such further instruments of conveyance and transfer, including any and all documents required under the laws of foreign countries necessary in connection with the assignment to Buyer of individual trademark applications or registrations of pending or registered trademarks, and take such additional commercially reasonable actions as any other party may reasonably request to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby.

Section 6.2 Record Retention. Until the fifth anniversary of the filing of Seller’s Tax Returns for the taxable period that includes the Closing Date, each party hereto will not destroy or otherwise dispose of any of the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party hereto will have the right to destroy all or part of such books and records after the fifth anniversary of the filing of Seller’s Tax Returns for the taxable period that includes the Closing Date or at an earlier time by giving each other party hereto 30 days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other party’s expense, custody of such books and records as such first party may intend to destroy.

Section 6.3 Transfer Taxes. Seller will pay all sales, use, transfer, real property transfer, recording, gains, and other similar taxes and fees (such taxes and fees, including any interest or penalties thereon, are herein sometimes called “Transfer Taxes”) arising out of or in connection with the sale of the Assets effected pursuant to this Agreement.

Section 6.4 Name Change. Within 15 days after the Closing Date, Seller shall change its corporate name, from and after such date, to delete reference to “Betts & Scholl” or similar names and shall cease using such name in correspondence or otherwise.

Section 6.5 Intellectual Property Rights. (a) After the Closing, at Buyer’s request and expense, Seller will execute and deliver such additional documents and shall take such further actions as may be reasonably required to allow Buyer (or its applicable Affiliate) to record with all applicable Governmental Authorities its ownership of all Intellectual Property. Buyer will be solely responsible for all filing, attorneys’ or other fees incurred in connection with such additional documents and recordations. In the event that for whatever reason the registration of the assignment of the Intellectual Property is objected to by any Governmental Authority or by any third party, Seller and the Members will use their best efforts and cooperate diligently with Buyer, including executing any document that may be required or convenient for the registration of the relevant assignment. Seller and its Affiliates will comply with such obligation within five Business Days following Buyer’s written request to do so.

(b) Seller acknowledges that, after the Closing, the Intellectual Property set forth on Schedule 4.4(B) and all goodwill arising out of the use thereof shall inure to the sole benefit of Buyer except as set forth on Schedule 6.5(B).

(c) Seller further covenants and agrees that, after the Closing, it shall not, directly or indirectly through any direct family member (that is, the current or former spouse of any Member or any descendant of any Member), agent, employee, Affiliate or representative, and will cause its Affiliates not to:

(i) use and/or register anywhere in the world any of the Intellectual Property, or anything identical or confusingly similar thereto;

(ii) make any attempt, file any document with any Governmental Authority, or take any other action to challenge, dispute, attack, contest or adversely affect the full and exclusive ownership or validity of Buyer’s rights in the Intellectual Property; including the use, validity, term, enforceability and/or any modification or translation of the Intellectual Property, or the Trademarks, before any Governmental Authority or Person; in particular, Seller and their Affiliates will not challenge, claim, dispute or demand in the future, anywhere in the world, the right of Buyer to use and/or register the Intellectual Property and the Trademarks, as well as any other mark, trademark, service mark, brand name, design, commercial advertisements, domain names, trade names, slogans or other intellectual property rights either identical or similar, to the extent of confusion with the Intellectual Property and the Trademarks, anywhere in the world;

(iii) make use of, in connection with any other beverage product, any imagery, packaging, bottles, trade dress or advertising that are confusingly similar to those used by the Business;

(iv) disparage the Business, the Assets, the Assumed Liabilities or the Intellectual Property; or

(v) aid or abet anyone else in doing any of the foregoing acts.

Section 6.6 Release. Effective at the Closing, Seller and each Member hereby agrees to unconditionally, irrevocably and forever release and discharge Buyer, and its Affiliates, successors and assigns and directors, officers, employees or agents of any of the foregoing) (collectively, “Released Parties”) of and from, and hereby agrees to unconditionally, irrevocably and forever waive any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, rights, obligations, accounts, and liabilities, of any kind or character whatsoever, known or unknown, suspected or unsuspected, contingent or non contingent, direct or indirect, at law or in equity, arising out of, resulting from or relating to the Business or the Assets (including the Trademarks), in each case that such Persons ever had, now has or ever may in the future have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to, on or after the date hereof; provided that this Section 6.6 shall not apply to (i) the rights of Seller or any Member under this Agreement or under any Ancillary Agreement or (ii) any of the obligations of any Released Party under this Agreement or any Ancillary Agreement, including in respect of the Assumed Liabilities.

Section 6.7 Seller Non-Compete. (a) Except as set forth on Schedule 6.7, during the period beginning on the Closing Date and ending on the seventh anniversary of the Closing Date (the “Non-Compete Period”), Seller, the Members and their respective Affiliates shall not, directly or indirectly, produce, market, manufacture, distribute or sell (for themselves or a third party), (x) any products or services that use imagery, packaging, bottles, trade dress or advertising that imitates or is confusingly similar to that of any of the Products or the Trademarks or containing or marketed, advertised, distributed or sold using the Products or the Trademarks, (y) any products containing or marketed, advertised, distributed or sold as containing beverage alcohol or wine, or (z) any alcoholic beverages with advertising that refers to or compares itself to the Business or to the name Betts & Scholl or any name that is confusingly similar. Notwithstanding the foregoing, in the event that Richard Betts employment with Buyer and/or its Affiliates is terminated other than for “Cause” as defined in such employment agreement, the Non-Compete Period with respect to clause (y) above, as applicable to Richard Betts only, shall terminate on the first anniversary of Richard Betts’ date of termination. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, the Members shall not be prohibited from (vi) engaging in any of the activities set forth on Schedule 6.7 or (vii) from owning, in the aggregate, up to 5% of the issued and outstanding voting stock of a corporation which may be engaged in any activity which is competitive with the Business, which corporation’s shares are quoted or listed for trading on a stock exchange.

(b) Seller and the Members understand and acknowledge that (i) it would be difficult to calculate damages to Buyer from any breach of their obligations under this Section 6.7, (ii) injury to Buyer from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 6.7 would therefore be an inadequate remedy and, accordingly, Buyer shall, in addition to all other available remedies (including seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to seek injunctive relief, specific performance and other equitable remedies without the necessity of showing actual damages or posting bond.

(c) Members agree and acknowledge that the scope and period of restrictions in this Section 6.7 and the geographic area to which the restrictions apply are fair and reasonable and are reasonably necessary to protect the legitimate business interests of Buyer and its Affiliates. The parties understand and acknowledge that the restrictive covenants and other agreements contained in this Section 6.7 are entered into in connection with the sale of assets of a business, are an essential part of this Agreement and the transactions contemplated by this Agreement, and are an integral part of the consideration motivating Buyer to enter into this Agreement and complete the transactions contemplated hereby. It is the intention of the parties that, if any of the restrictions or covenants contained in this Section 6.7 are held to cover a geographic area or to be for a length of time that is not permitted by any applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would then be valid or enforceable under any applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under any applicable Law. The parties also understand and acknowledge that nothing in this Section 6.7 shall limit, diminish or abrogate any obligation of Seller or any Member under this Section 6.7 to refrain from limiting, infringing or violating any of Buyer’s right, title and interest in, to and under the Intellectual Property (including the Trademarks).

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement will survive the Closing until eighteen (18) months from the Closing Date; provided, however, that the representations and warranties in Section 4.15 will survive until the expiration of the applicable statute of limitations and the representations and warranties in Sections 4.1 and 4.2 shall survive without limitation as to time. Notwithstanding anything contained herein to the contrary, the foregoing survival periods shall not apply to a fraudulent act or omission by Seller or the Members. No claim may be made against any party hereto and no party hereto will have any liability to any other party hereto after the applicable survival period for a representation or warranty specified above shall have expired unless it is made prior to the expiration of such survival period, in which case the survival period shall be extended as it relates to such claim until such claim has been satisfied or otherwise resolved as provided in this Article VII.

Section 7.2 Indemnification of Buyer. Seller and the Members, jointly and severally, will indemnify, defend and hold harmless Buyer and any of its Affiliates and Buyer’s and Buyer’s Affiliates’ directors, officers, employees, shareholders, successors, agents, representatives and assigns (each, a “Buyer Indemnified Party”) from and against any and all losses, liabilities, and damages, costs and expenses (including reasonable fees and disbursements of counsel) (hereinafter individually, a “Loss” and collectively, “Losses”) which arise out of, or result from, or relate to (i) any breach or inaccuracy of any representation, warranty, covenant or agreement of Seller and/or the Members contained in this Agreement or in any Ancillary Agreement or certificate delivered by Seller or any Member hereunder or (ii) any Excluded Liability. Any indemnification by Seller or Members pursuant to this Section 7.2 shall not be required unless and until the aggregate amount of all such Losses exceeds $25,000 (the “Threshold Amount”); provided, however, that (x) once such Losses exceed the Threshold Amount, Seller and Members shall indemnify the Buyer Indemnified Parties for all Losses and not merely for Losses in excess of the Threshold Amount and (y) the foregoing Threshold Amount shall not apply to any Loss owed to a Buyer Indemnified Party arising out of any Excluded Liability. Notwithstanding the foregoing, in no event shall Seller or the Members be liable to any Buyer Indemnified Party for Losses pursuant to this Article VII which, when added to all Losses paid by Seller and Members in the aggregate exceed $1,000,000. Notwithstanding the foregoing, Richard Betts shall have no indemnification obligation hereunder with respect to Losses arising from a breach by Dennis Scholl of Section 6.7 or Section 2.7 hereof and Dennis Scholl shall have no indemnification obligation hereunder with respect to Losses arising from a breach by Richard Betts of Section 6.7 or Section 2.7 hereof or the Employment Agreement.

Section 7.3 Indemnification of Seller. Buyer agrees to indemnify, defend and hold harmless Seller and its members, officers, employees, successors, agents, representatives and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses which arise out of, or result from, or relate to (i) any breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any Ancillary Agreement or certificate delivered by Buyer hereunder or (ii) any Assumed Liability. Any indemnification by Buyer pursuant to this Section 7.3 shall not be required unless and until the aggregate amount of all such Losses exceeds the Threshold Amount; provided, however, that (x) once such Losses exceed the Threshold Amount, Buyer shall indemnify the Seller Indemnified Parties for all Losses and not merely for Losses in excess of the Threshold Amount and (y) the foregoing Threshold Amount shall not apply to any Loss owed to a Seller Indemnified Party arising out of any Assumed Liability. Notwithstanding the foregoing, in no event shall Buyer be liable to any Seller Indemnified Party for Losses pursuant to this Article VII which, when added to all Losses paid by Buyer in the aggregate exceed $1,000,000 (“CAP”); provided, however, that the foregoing Cap and Threshold Amount shall not apply to amounts owed by Buyer under the Note.

Section 7.4 Procedure for Indemnification. In the event that any Person not party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, arbitration or similar proceeding against any Buyer Indemnified Party or Seller Indemnified Party, which demand, claim or lawsuit may result in a Loss (“Claim”), the indemnified party shall give written notice to the indemnifying party (“Notice”) promptly upon becoming aware of such matter. In such event, within twenty (20) days after receipt of Notice, the indemnifying party shall have the right, at its sole cost and expense, to assume full control of the defense thereof and to hire counsel reasonably satisfactory to the indemnified party to defend any Claim (however, the failure to give Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused any Loss with respect thereto to be greater than it would have been had prompt notice been given). Thereafter, the indemnified party may participate in such defense at its sole cost and expense. If both the indemnifying party and the indemnified party are named and/or impleaded parties in any such proceeding and the indemnifying party proposes that the same counsel represent both parties and such representation by the same counsel would be inappropriate due to actual or potential differing interests, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party fails to respond within twenty (20) days after receipt of the Notice of any such Claim, then the indemnified party may retain counsel and conduct the defense of such Claim, as it may in its sole discretion deem proper, at the sole cost and defense of the indemnifying party.

Section 7.5 Recovery of Losses/Set-Off. Any indemnification obligation of Seller and Members to the Buyer Indemnified Parties hereunder may be satisfied by Seller or Members, as the case may be, through the delivery to Buyer of Buyer Common Stock, free and clear of any Liens. The value of such Buyer Common Stock shall be based on the average closing price of Buyer Common Stock for the thirty (30) trading days immediately preceding the date upon which the Notice was given. If the delivery of Buyer Common Stock is not sufficient to satisfy Seller’s and Members’ indemnification obligations to the Buyer Indemnified Parties hereunder or if delivery of Buyer Common Stock is not made by Seller or the Members, Buyer may, in addition to any other rights that Buyer has under this Agreement, in equity or at law, reduce amounts payable under the Note by the amount of indemnification required to be paid by Seller pursuant to Article VII. Notwithstanding anything contained herein to the contrary, Seller and Members shall not be able to satisfy any indemnification obligation with respect to any Claim arising out of any Excluded Liability by delivery of Buyer Common Stock.

Section 7.6 Knowledge. Except for matters disclosed in the Schedules or to the extent representations and warranties are qualified by the knowledge of the party making the representation or warranty, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Nonassignable Contracts. To the extent that assignment hereunder by Seller to Buyer of any Contract is not permitted by law or is not permitted without the consent of any third party, this Agreement will not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seller will use reasonable best efforts to obtain any and all such required approvals and third party consents as promptly as practicable after Closing and will cooperate with Buyer in any reasonable arrangement designed to provide to Buyer all of the benefits and for Buyer to assume all the obligations after the Closing under the applicable Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other Person arising out of breach or cancellation by such other Person of the Contract or Real Property Lease and including, if so requested by Buyer, acting as an agent on behalf of Buyer, or as Buyer will otherwise reasonably request.

Section 8.2 Expenses. Except as otherwise expressly provided herein, each of the parties hereto will pay its own expenses (including attorneys’ and accountants’ fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

Section 8.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder will be in writing and will be given personally, sent by facsimile transmission or sent by prepaid air courier. Any such notice will be deemed to have been given when received, if delivered in person, sent by facsimile transmission and, in the case of facsimile, confirmed in writing within three Business Days thereafter, or sent by prepaid air courier in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.3):

If to any Member or Seller:

Betts & Scholl, LLC

c/o Roth & Scholl

866 South Dixie Highway

Coral Gables, FL 33146

Facsimile: (305) 662-3816

with a copy to:

Berman Rennert Vogel & Mandler, P.A

100 SE 2nd Street, 29th Floor

Miami, Fl 33131

Attention: Charles Rennert, Esq.

Facsimile: (305) 347-6463

If to Buyer:

Castle Brands Inc.

122 East 42nd Street, Suite 4700

New York, NY 10168

Attention: John Glover

Facsimile: (646) 356-0222

Section 8.4 Publicity; Confidentiality. Buyer and Seller shall consult with each other prior to issuing any press releases or other public announcements concerning this Agreement and the transactions contemplated hereby. Seller and the Members will keep confidential, and will not disclose, the terms of this Agreement to any other Person without Buyer’s prior written consent unless required by law. Notwithstanding anything to the contrary in this Agreement, Buyer may file this Agreement and disclose the transactions contemplated hereby publicly with the SEC without the requirement of any consent hereunder.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement (including the Ancillary Agreements) contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

Section 8.6 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 8.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Florida without regard to principles of conflicts of law.

Section 8.8 Consent to Jurisdiction.

(a) The parties consent to exclusive jurisdiction in the United States District Court for the Southern District of Florida (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the state courts located in Miami-Dade County, Florida (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Florida State or Federal court in accordance with the provisions of Section 8.8(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.9 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assignees and legal representatives. Except as expressly set forth in Article VII, this Agreement is not intended to, and shall not, confer upon any Person not a party hereto (other than successors, legal representatives and permitted assigns of parties hereto) any rights or remedies hereunder. This Agreement (or any right hereunder) is not assignable by any party hereto without the prior written consent of the other parties hereto and any such purported assignment without such consent will be null and void, except that Buyer may assign all or any part of its benefits and obligations under this Agreement to one or more Subsidiaries of Buyer.

Section 8.10 Certain Interpretation Matters. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. Except as otherwise provided herein, all payments required to be made under or pursuant to this Agreement will be made in United States dollars and all references to amounts herein will be to United States dollars. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules will be deemed references to such parts of this Agreement, unless the context otherwise requires. The headings in this Agreement are for reference only, and will not affect the interpretation of this Agreement. The term “including” means “including without limitation.”

Section 8.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies, facsimiles or facsimiles of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 8.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, is held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

BETTS & SCHOLL, LLC

By: /s/ Dennis Scholl
Name: Dennis Scholl
Title: Member

CASTLE BRANDS INC.

By:/s/ Richard J. Lampen
Name: Richard J. Lampen
Title: President and CEO

For purposes of Articles IV, VI, VII and VIII only:

MEMBERS:

/s/ Dennis Scholl

Dennis Scholl

/s/ Richard Betts

Richard Betts